UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 13, 2013
(Date of earliest event reported)

Cinedigm Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
Item 9.01	Financial Statements and Exhibits.
Signature

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

(e)           On October 13, 2013, the Company entered into an employment agreement with Gary S. Loffredo (the “Loffredo Agreement”).

Pursuant to the Loffredo Agreement, Loffredo will continue to serve as the Executive Vice President, Business Affairs, General Counsel and Secretary of the Company and President of Digital Cinema Operations.  The Loffredo Agreement supersedes the prior employment agreement between the Company and Loffredo, which took effect on  October  3, 2011. The term of the Loffredo Agreement continues from the prior employment agreement and will end on October 3, 2015.  Pursuant to the Loffredo Agreement, Loffredo will receive an annual base salary of $340,000 subject to increase at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, Loffredo will be eligible for bonuses for each fiscal year, with target bonus for fiscal years 2014 and 2015, and the pro rata portion of fiscal year 2016 covered by the Loffredo Agreement, of  $170,000, which bonuses shall be based on Company performance with goals to be established annually by the Committee.

Also pursuant to the Loffredo Agreement, Loffredo received a grant of non-statutory options to purchase 350,000 shares of Common Stock (the “Options”).  The Options have an exercise price of $1.54 and a term of ten (10) years, and one-third (1/3) of the Options vest on October 13 of each of 2014, 2015 and 2016.

The Loffredo Agreement further provides that Loffredo is entitled to participate in all benefit plans provided to senior executives of the Company.  If the Company terminates Loffredo’s employment without cause or he resigns with good reason, the Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Loffredo would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

On October 15, 2013, the Company entered into an employment agreement with Adam M. Mizel (the “Mizel Agreement”).

Pursuant to the Mizel Agreement, Mizel will continue to serve as the Chief Operating Officer and Chief Financial Officer of the Company.  The Mizel Agreement continues his prior agreement as amended until September 30, 2014.  Pursuant to the Mizel Agreement, Mizel will receive an annual base salary of $425,000 effective as of October 1, 2013, subject to annual reviews and increases in the sole discretion of the Compensation Committee. Mizel will be eligible for bonuses for each fiscal year, with target bonus for fiscal years 2014  and 2015 of  $212,500, which bonuses shall be based on Company performance with goals to be established annually by the Committee. In addition, Mizel will be entitled to receive a special bonus of $150,000, payable in cash upon the achievement of certain events.

Also pursuant to the Mizel Agreement, Mizel received a grant of non-statutory options to purchase 600,000 shares of Common Stock (the “Options”).  The Options have an exercise price of $1.53 and a term of ten (10) years, and one-third (1/3) of the Options vest on October 15 of each of 2014, 2015 and 2016.

The Mizel Agreement further provides that Mizel is entitled to participate in all benefit plans provided to senior executives of the Company.  If the Company terminates Mizel’s employment without cause or he resigns with good reason, the Employment Agreement provides that he is entitled to receive his base salary for twelve (12) months following such termination as well as earned bonuses, reimbursement of expenses incurred and benefits accrued prior to the termination date.  If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Mizel would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

The foregoing descriptions of the Loffredo Agreement and the Mizel Agreement are qualified in their entirety by reference to such agreements, which are filed herewith as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Cinedigm Corp. and Gary S. Loffredo dated as of October 13, 2013.

10.2	Employment Agreement between Cinedigm Corp. and Adam M. Mizel dated as of October 15, 2013.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of  October 16, 2013

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Cinedigm Corp. and Gary S. Loffredo dated as of October 13, 2013.

10.2	Employment Agreement between Cinedigm Corp. and Adam M. Mizel dated as of October 15, 2013.